Exhibit 7.1
August 25, 2006
Via Regular U.S. Mail & Email
Eric J. Krathwohl
RichMay
176 Federal Street
Boston, MA 02110-2223
Re: Corning Natural Gas
Dear Mr. Krathwohl:
On behalf of the Richard M. Osborne Trust, we have reviewed the definitive proxy statement filed yesterday by Corning Natural Gas and note that the company has set a record date of August 14, 2006 for a special meeting of stockholders to be held on September 28, 2006. It appears that this record date is outside the 40-day period specified by Article II, Section 3 of Corning’s by-laws. We wanted to bring this issue to your attention because we believe that Corning’s interests are the same as all the stockholders in insuring the special meeting is properly held in compliance with the company’s organizational documents.
     We assume that Corning will take the necessary steps to correct the error and that the company will adjust the record or meeting date as appropriate, as we do not believe the by-laws can be amended retroactively. Please feel free to contact me if I can be of any further assistance regarding this matter.
Sincerely,
/s/ Christopher J. Hubbert
Christopher J. Hubbert
CJH/kde

cc:	Deborah McLean Quinn
Richard M. Osborne
Marc C. Krantz
Michele L. Hoza

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